    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1998


                                                      REGISTRATION NO. 333-60175
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                 WELLMAN, INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                          04-1671740
         (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                          Identification No.)

                1040 BROAD STREET, SHREWSBURY, NEW JERSEY 07702
                                 (732) 542-7300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            CHRISTINE M. MARX, ESQ.
                             EDWARDS & ANGELL, LLP
                          150 JOHN F. KENNEDY PARKWAY
                         SHORT HILLS, NEW JERSEY 07078
                                 (973) 376-7700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                              DANIEL DUNSON, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                               NEW YORK, NY 10004
                                 (212) 558-4000
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed               Proposed
                                                                  Maximum                Maximum
      Title of each Class of             Amount to be          Offering Price           Aggregate              Amount of
    Securities to be Registered           Registered            Per Unit(1)        Offering Price(1)(2)     Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities(4)(6)..............          (3)                    (3)                    (3)                    (3)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share(5)(6)......................          (3)                    (3)                    (3)                    (3)
-------------------------------------------------------------------------------------------------------------------------------
Warrants(7)........................          (3)                    (3)                    (3)                    (3)
-------------------------------------------------------------------------------------------------------------------------------
Rights(8)..........................           --                     --                     --                     --
-------------------------------------------------------------------------------------------------------------------------------
Total..............................    $400,000,000(9)              100%             $400,000,000(9)          $118,000(10)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                                                        (footnotes on next page)

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(footnotes from previous page)

 (1) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

 (2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

 (3) Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act.

 (4) Subject to note (9) below, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Registrant. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $400,000,000 less the dollar amount of any securities previously issued hereunder.

 (5) Subject to note (9) below, there is being registered hereunder an indeterminate number of shares of Common Stock of the Company as may be sold from time to time.

 (6) Subject to note (9) below, there is being registered hereunder an indeterminate principal amount of Debt Securities, and an indeterminate number of shares of Common Stock of the Company, as shall be issuable upon conversion or redemption, or upon the exercise of Warrants of the Company registered hereunder of Debt Securities or Common Stock of the Company, as the case may be, registered hereunder.

 (7) Subject to note (9) below, there is being registered hereunder an indeterminate amount and number of Warrants of the Company, representing rights to purchase certain of the Debt Securities or Common Stock of the Company registered hereunder.

 (8) The Rights are "poison pill" rights that automatically accompany the Common Stock for no additional consideration.

 (9) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $400,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Common Stock registered hereunder and issued in an at the market offering is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(10) The Registration Fee in the amount of $118,000 was paid in full with the initial filing of this Registration Statement.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS

                                  $400,000,000
                                 WELLMAN, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                    WARRANTS
                            ------------------------

     Wellman, Inc. (the "Company" or "Wellman") may offer from time to time, in one or more series, (i) unsecured senior debt securities (the "Senior Debt Securities"), (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (iii) warrants to purchase Debt Securities (the "Debt Warrants"),
(iv) shares of common stock, $.001 par value per share ("Common Stock"), or (v) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), in amounts, at prices, and on terms to be determined by market conditions at the time of offering. The Debt Warrants and Common Stock Warrants are referred to herein collectively as the "Securities Warrants." The Debt Securities, Common Stock and Securities Warrants are referred to herein collectively as the "Offered Securities."

     The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering and sale of the Offered Securities, the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any index or formula for determining the amount of any principal or premium, the currency or currency unit in which principal, premium, or interest is payable, whether the securities are issuable in registered form or in the form of global securities and any provisions for the conversion or exchange of such Debt Securities; (ii) in the case of Common Stock, the number of shares and offering price; (iii) in the case of Securities Warrants, the duration, offering price, exercise price and detachability; and (iv) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement also will contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Company's Common Stock is listed on the New York Stock Exchange. Any Common Stock offered hereby will be listed, subject to notice of issuance, on such exchange.

     The Debt Securities of any series may be issued with Securities Warrants. The Debt Securities may be Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities, when issued, will rank on a parity with all the unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities, when issued, will be subordinated in right of payment to all obligations of the Company to its other creditors, except obligations ranking on a parity with or junior to the Subordinated Debt Securities. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities."

     The Offered Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company, underwriters or dealers are involved in the sale of any Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable commissions or discounts and the net proceeds to the Company will be set forth in a Prospectus Supplement.

     The Offered Securities may be issued in one or more series or issuances and will be limited to $400,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Offered Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

     The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

             The date of this Prospectus is                , 1998.

     Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the web site (http://www.sec.gov) maintained by the Commission and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company's Common Stock is listed on the New York Stock Exchange, where reports, proxy statements and other information concerning the Company can also be inspected. The offices of the New York Stock Exchange are located at 20 Broad Street, New York, New York 10005.

     The Company has filed a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the Offered Securities. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Offered Securities, reference is hereby made to such Registration Statement, including the exhibits filed as a part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

     All documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are incorporated by reference into such documents). Such written requests should be addressed to: Investor Relations Manager, Wellman, Inc., 1040 Broad Street, Shrewsbury, New Jersey 07702. Telephone requests may be directed to the Investor Relations Manager at (732) 542-7300.

                                  THE COMPANY

     Wellman manufactures and sells polyester products, including Fortrel(R) brand polyester textile fibers, polyester fibers made from recycled raw materials and PermaClear(R) PET (polyethylene terephthalate) packaging resins. The Company's current annual production capacity is approximately 1.1 billion pounds of fiber and approximately 610 million pounds of packaging resins. The Company is currently constructing a new PET packaging resin and polyester fiber production facility in the state of Mississippi (the "Facility"). The Facility, expected to commence operation in phases beginning in late 1998, is designed to provide initial additional annual production capacity of 230 million pounds of polyester fiber and 470 million pounds of PET packaging resins. The total capitalized cost of the Facility is estimated to range between $470 million and $500 million.

     The address of the principal executive office of the Company is 1040 Broad Street, Shrewsbury, New Jersey 07702. The telephone number of the Company is
(732) 542-7300.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors in addition to the other information set forth in this Prospectus before making an investment in the securities offered hereby.

IMPACT OF ECONOMIC CONDITIONS

     Capacity utilization, which is the demand for product divided by its supply, is a critical factor affecting the Company's financial performance. Demand for polyester fiber historically has been cyclical because it is subject to changes in consumer preferences and spending, retail sales patterns, and fiber or textile product imports, all of which are driven primarily by general economic conditions. Demand, prices and raw material costs for both fiber and PET resins may be affected by global economic conditions. Supply is expanding for both fiber and resins in the United States. Any significant expansion of supply over demand could reduce profitability. A material change in demand, supply or general economic conditions or uncertainties regarding future economic prospects could have a material adverse effect on the Company's results of operations.

IMPACT OF FAR EASTERN FINANCIAL CRISIS

     In the fourth quarter of 1997, the Far Eastern economies, which are the largest and were, until recently, the fastest growing polyester markets, experienced a significant economic and financial crisis. This crisis is expected to affect the size of the polyester market and future expansions. Given the inherent uncertainties surrounding the Far Eastern polyester markets, it is unknown what long-term effects the crisis will have on the U.S. polyester fiber and resins markets. Given the size of the Far Eastern markets, the impact could be significant and could have a material adverse effect on the Company's results of operations.

DEPENDENCY ON AVAILABILITY OF RAW MATERIALS

     The Company's chemical fiber and PET resin operations are substantially dependent on the availability of its two primary raw materials, PTA and MEG. The Company currently relies on a single source for the supply of PTA and a limited number of sources for MEG. The effect of the loss of any of such sources, or a disruption in their business or a failure to meet the Company's product needs on a timely basis would depend primarily upon the length of time necessary to find a suitable alternative source. At a minimum, temporary shortages in needed raw materials could have a material adverse effect on the Company's results of operations. There can be no assurance that precautions taken by the Company would be adequate or that an alternative source of supply could be located or developed in a timely manner.

CONSTRUCTION PROGRAM; IMPACT OF INCREASED PRODUCTION

     The Company is currently constructing a new packaging resin and polyester fiber production facility in Mississippi at a total capitalized cost estimated to range between $470 million and $500 million. The Facility, which is expected to commence operations in three phases beginning in late 1998 through the third quarter of 1999, will add initial annual capacity of approximately 470 million pounds of PET packaging resins and 230 million pounds of polyester fiber. However, there can be no assurance that the Company will be able to commence operations as scheduled, that it will not encounter significant disruptions in its operations, that the Facility will operate as effectively as expected, or that the Company will be able to sell at acceptable prices the added volumes from this Facility.

     The selling prices, profit margins and profitability of the Company's products are significantly influenced by supply and demand factors. As a result, the increased supply being added to the market by the Company's new facility could adversely affect selling prices, profit margins and the Company's overall financial position.

ENVIRONMENTAL MATTERS

     The Company's operations are subject to numerous environmental laws and regulations in each of the jurisdictions in which it operates governing, among other things, air emissions, wastewater discharges, the handling and disposal hazardous substances and the investigation and remediation of soil and groundwater contamination. As with other companies engaged in similar activities, a risk of environmental liability is associated with the past and present manufacturing activities of the Company.

     The Company currently estimates its future non-capital expenditures related to environmental matters to range between $10.3 million and $25.9 million. As of June 30, 1998, the Company has accrued $17.2 million for non-capital environmental expenditures. In addition, aggregate future capital expenditures related to environmental matters are expected to range from $8.7 million to $28.3 million. Actual costs to be incurred for identified environmental situations in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures due to unknown conditions, changing government regulations and legal standards regarding liability, and evolving related technologies. While the Company does not believe that environmental compliance and remediation requirements are likely to have a material adverse effect on its business or results of operations, there can be no assurance that future environmental requirements could not have such an effect.

YEAR 2000

     In addition to the Company's procedures to review and modify its software and process systems relating to the Year 2000, the Company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems.

     The Company expects to complete its Year 2000 project by mid 1999, which is prior to any anticipated impact on its operating systems. The total project cost, which will be expensed as incurred, is not expected to have a material effect on the results of operations.

     The costs of the Company's Year 2000 project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

     The Indentures do not contain provisions that afford holders of the Debt Securities protection in the event of a highly leveraged transaction, including a change of control or a sale of substantially all of the Company's assets, or other similar transactions involving the Company that may adversely affect such holders.

IMPACT OF COMPANY'S HEDGING TRANSACTIONS


     The Company intends to continue its practice of entering into and maintaining financial instruments that fix the interest rate of various existing and anticipated debt obligations. It also enters into forward foreign currency transactions to reduce the impact of foreign currency translation adjustments, fix the purchase price of machinery and equipment, and reduce the risk of working capital that is denominated in foreign currencies. The Company's financial instruments fixing interest rates are denominated in U.S. dollars. Its forward foreign currency transactions are denominated in Dutch guilders, German marks and British pounds, as well as other European currencies. If any of the underlying hedged transactions do not occur and the current interest rates and foreign currency rates differ from those in effect at the time the financial instrument was entered into, then the Company could be subject to losses, which in certain circumstances could be material. The exposure changes depending on the extent of the difference between the forward interest rate or foreign currency rate and the related current interest or foreign currency rate.


ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS CLAIMS

     Debt Securities may be offered at a discount from their principal amount at maturity. Holders of any Debt Securities issued at an original issue discount will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

     Under the Indentures, in the event of an acceleration of the maturity of the Debt Securities upon the occurrence of an Event of Default, the holders of any Debt Securities issued at an original issue discount may be entitled to recover only the amount which may be declared due and payable pursuant to the Indentures, which will be less than the principal amount at maturity of such Debt Securities. If a bankruptcy case is commenced by or against the Company under the federal bankruptcy code, the claim of a holder of such Debt Securities with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of such Debt Securities and (ii) that portion of the original issue discount (as determined on the basis of the issue price) which is not deemed to constitute "unmature interest" for purposes of the federal bankruptcy code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

                                USE OF PROCEEDS

     Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used by the Company for general corporate purposes, which may include the repayment of indebtedness, capital expenditures and working capital requirements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the six months ended June 30, 1998 and 1997 and for each of the Company's fiscal years 1997, 1996, 1995, 1994 and 1993:

   SIX MONTHS
 ENDED JUNE 30,                    FISCAL YEAR ENDED DECEMBER 31,
----------------        ----------------------------------------------------
1998        1997        1997        1996        1995        1994        1993
----        ----        ----        ----        ----        ----        ----
3.0x        2.8x        2.6x        3.1x        6.9x        5.7x        3.8x

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before cumulative effect of changes in accounting principles, taxes on income, amortization of capitalized interest and fixed charges (less capitalized interest), and fixed charges consist of interest expense, amortization of debt expense, the portion of rents representative of an interest factor and capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES


     The Senior Debt Securities are to be issued under an Indenture, dated as of July 31, 1998 (the "Senior Indenture"), between the Company and The Chase Manhattan Bank, as trustee. The Subordinated Debt Securities are to be issued under a second Indenture, dated as of July 31, 1998 (the "Subordinated Indenture"), also between the Company and The Chase Manhattan Bank, as trustee. Copies of the Senior Indenture and the Subordinated Indenture have been filed with the Commission and are incorporated by reference as exhibits to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." The Chase Manhattan Bank is hereinafter referred to as the "Senior Debt Trustee" when referring to it in its capacity as trustee under the Senior Indenture, as the "Subordinated Debt Trustee" when referring to it in its capacity as trustee under the Subordinated Indenture, and as the "Debt Trustee" when referring to it in its capacity as trustee under both of the Indentures. The following is a summary of the material provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Applicable Indenture.


     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

     The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, and any premium and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency of the Company in each Place of Payment maintained by the Company and at any other office or agency maintained by the Company for such purpose, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears on the register for the Debt Securities (Sections 301, 305, 307 and 1002). The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof (Section 302). No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith (Section 305).

     The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (iii) any limit on the aggregate principal amount of the Offered Debt Securities; (iv) the Person to whom any interest on the Offered Debt Securities is payable if other than the Person in whose name any such Offered Debt Securities are registered; (v) the date or dates on which the principal of the Offered Debt Securities will mature; (vi) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest, if any, will accrue; (vii) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (viii) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (ix) any mandatory or optional sinking funds or analogous provisions; (x) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other terms and conditions of any such optional or mandatory redemption provision; (xi) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holder; (xii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (xiii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities that will be payable upon the declaration of acceleration of the Maturity thereof; (xiv) the currency of payment of principal of and any premium and interest on the Offered Debt Securities and, if other than United States currency, the manner of determining the equivalent thereof in United States currency for any purpose; (xv) any index used to determine the amount of payment of principal of, and any premium and interest on, the Offered Debt Securities;
(xvi) if the Offered Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee; (xvii) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance"; (xviii) whether the Debt Securities are convertible into any other securities and the terms and conditions of such convertibility; (xix) any additional Event of Default, and in the case of any Offered Debt Securities that are Subordinated Debt Securities, any additional Event of Default that would result in the acceleration of the Maturity thereof; and (xx) any other material terms of the Offered Debt Securities (Section 301).

     Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof (Section 101).

     The Applicable Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus Supplement relates, including those applicable to (i) Debt Securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (ii) Debt Securities with respect to which principal, premium or interest is payable in a foreign or composite currency,
(iii) Original Issue Discount Securities, and (iv) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Applicable Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The payment of the principal of and any premium and interest on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) (Section
1301). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or premium or interest on the Subordinated Debt Securities (Section 1302). In the event of the acceleration of the Maturity of any Subordinated Debt Securities of any series, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal of or premium or interest on the Subordinated Debt Securities of such series or on account of the purchase or other acquisition of Subordinated Debt Securities of such series (Section 1303). Accordingly, in case of such an acceleration, all Senior Indebtedness would have to be repaid before any payment could be made in respect of the Subordinated Debt

Securities. No payments on account of principal, premium or interest in respect of the Subordinated Debt Securities or on account of the purchase or other acquisition of Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness, or an Event of Default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default (Section
1304).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Subordinated Debt Securities.

     "Senior Indebtedness" is defined in the Subordinated Indenture to mean the principal of and premium, if any, and interest on (i) all indebtedness of the Company for money borrowed, other than the Subordinated Debt Securities, and any other indebtedness of the Company represented by a note, bond, debenture or other similar evidence of indebtedness (including indebtedness of others guaranteed by the Company), in each case whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed, and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as (A) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (B) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (C) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a Synthetic Lease or under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under GAAP (Section 101).

     The Subordinated Indenture will not limit the amount of other indebtedness, including Senior Indebtedness, that may be issued by the Company or any of its Subsidiaries. On June 30, 1998, the Company's outstanding Senior Indebtedness was $474,046,000.

EVENTS OF DEFAULT

     Unless otherwise provided in the Applicable Prospectus Supplement, the Senior Indenture (with respect to any series of Senior Debt Securities then Outstanding) and the Subordinated Indenture (with respect to any series of Subordinated Debt Securities then Outstanding) define an Event of Default as any one of the following events: (i) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (ii) default in the payment of the principal of, or premium, if any, on any Debt Security of that series at its Maturity (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (iii) failure to deposit any sinking fund payment when and as due by the terms of a Debt Security of that series (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (iv) failure to perform any other covenants or agreements of the Company in the Applicable Indenture (other than covenants or agreements included in the Applicable Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) and continuance of such default for a period of 60 days after either the Debt Trustee or the Holders of at least 25% of the principal amount of the Outstanding Debt Securities of that series have given written notice specifying such failure as provided in the Applicable Indenture; (v) certain events in bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default occurs with respect to Debt Securities of any series, the Debt Trustee shall give the Holders of Debt Securities of such series notice of such default, provided, however, that in the case of a default described in (iv) above, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (Section 602).

     If an Event of Default with respect to the Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Debt Trustee or the Holders of at least 25% of the aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities of that series to be due and payable immediately. Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company. The Debt Trustee and the Holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the Events of Default described above except for those described in clause (v) (i.e., certain events in bankruptcy, insolvency or reorganization of the Company). Accordingly, there is no right of acceleration in the case of a default in the performance of any other covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority of the aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).

     The Indentures provide that, subject to the duty of the Debt Trustee during default to act with the required standard of care, the Debt Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Debt Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Debt Trustee and to certain other conditions, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee, or exercising any trust or power conferred on the Debt Trustee, with respect to the Debt Securities of that series (Section 512).

     No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture or for any remedy thereunder, unless: (i) such Holder previously has given to the Debt Trustee under the Applicable Indenture written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the Holders of at least 25% of the aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and offered reasonable indemnity, to the Debt Trustee to institute such proceeding as trustee; (iii) in the 60-day period following receipt of a written notice from a Holder, the Debt Trustee has not received from the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request; and (iv) the Debt Trustee shall have failed to institute such proceeding within such 60-day period (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security (Section 508).

     The Company is required to furnish to the Debt Trustee annually a statement as to the performance by the Company of certain of its obligations under the Applicable Indenture, and as to any default in such performance (Section 1008).

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide that, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Applicable Prospectus Supplement), the Company may elect either (i) to defease and be discharged from any and all obligations in respect of such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for certain obligations to register the transfer of or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities concerning the subordination provisions described under "Subordination of Subordinated Debt Securities" and any other covenants applicable to such

Debt Securities which are determined pursuant to Section 301 of the Applicable Indenture to be subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described in clause (iv) or (vi) under "Events of Default" above (insofar as with respect to covenants subject to covenant defeasance) shall no longer be an Event of Default, in the case of either (i) or
(ii) if the Company deposits, in trust, with the Debt Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of and premium, if any, and interest on such Debt Securities on the dates such payments are due (which may include one or more redemption dates designated by the Company) and any mandatory sinking fund or analogous payments thereon in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (A) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Applicable Indenture shall have occurred and be continuing on the date of such deposit, (B) such deposit will not cause the Debt Trustee to have any conflicting interest with respect to other securities of the Company and (C) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of such deposit or defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred.

     The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of a subsequent Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (ii) in the preceding paragraph. In the event the Company omits to comply with its remaining obligations with respect to such Debt Securities under the Applicable Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the subsequent occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Debt Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (See Article Thirteen and Article Fourteen of the Senior Indenture and the Subordinated Indenture, respectively.)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Debt Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Debt Securities of all series issued under the Indenture and affected by the modification or amendments (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby (i) change the stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the Maturity thereof); (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;
(iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); (v) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities; or (vi) reduce the percentage of the principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

     The Holders of a majority of the aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all Holders of the Senior Debt Securities or the Subordinated

Debt Securities, respectively, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants (Section 513).

CERTAIN COVENANTS OF THE COMPANY

     Limitation on Liens. The Senior Indenture contains a covenant that the Company may not, nor may it permit any Significant Subsidiary (as defined below) to, create, incur, assume or permit to exist any Lien (as defined below) on any property or asset (including any stock or other securities of any Person, including any Significant Subsidiary), or on any income or revenues or rights in respect of any thereof, unless the Senior Debt Securities of any series then or thereafter Outstanding shall be equally and ratably secured. This restriction does not apply, however, to (i) Liens on property or assets of the Company and its Subsidiaries existing on the date of the Senior Indenture, provided that such Liens shall secure only those obligations which they secure as of the date of the Senior Indenture; (ii) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary (including by way of merger or consolidation), provided that (x) such Lien is not created in contemplation of or in connection with such acquisition and (y) such Lien does not apply to any other property or assets of the Company or any Significant Subsidiary; (iii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside; (iv) carriers', warehousemen's, mechanics', materialsmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside; (v) pledges and deposits made in the ordinary course of business in compliance with worker's compensation, unemployment insurance and other social security laws or regulations; (vi) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other non-financial encumbrances incurred in the ordinary course of business which do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; (vii) Liens upon any property acquired, constructed or improved by the Company or any Subsidiary which are created or incurred within 360 days of the later of the acquisition, completion of construction or commencement of operation of the property to secure or provide for the payment of up to the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Company or any Significant Subsidiary; (viii) Liens on the property or assets of any Subsidiary in favor of the Company or a Significant Subsidiary; (ix) Liens upon any property or assets of the Company and its Subsidiaries on property subject to a Synthetic Lease or any right-of-access or other non-financial encumbrance relating thereto; (x) extensions, renewals or replacements of Liens referred to in clauses (i) through (ix) above, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;
(xi) Liens arising in connection with any Permitted Receivables Program (to the extent the sale by the Company or the applicable Significant Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof); (xii) Liens on the capital stock or assets of any Subsidiary that is not a Significant Subsidiary; and (xiii) Liens to secure Indebtedness if, immediately after the grant thereof and the application of the proceeds of such Indebtedness, the aggregate amount of all Indebtedness secured by Liens that would not be permitted but for this clause (xiii) does not exceed 10% of Consolidated Net Tangible Assets (as defined below) as shown on the most recent consolidated balance sheet of the Company filed with the Commission pursuant to the Exchange Act.

     Limitation on Sale/Leaseback Transactions. The Senior Indenture contains a covenant that transactions involving any sale and leaseback by the Company or any Significant Subsidiary of any Principal Property (as defined below) are prohibited, unless the Company or any such Significant Subsidiary, within 120 days after the effective date of the lease, either (A) applies the net proceeds to the acquisition of another Principal Property of equal or greater fair market value or (B) applies to the retirement of any Funded Debt (as defined below) of the Company or any Subsidiary an amount equal to the greater of (i) the net proceeds received by the Company and its Subsidiaries for the sale of the property leased or (ii) the fair market value of the property leased within 90 days prior to the effective date of the lease or (C) any combination of (A) and (B). The amount to be so applied in respect of any such transaction will be reduced, however, by the principal amount of any Senior Debt Securities surrendered to the Debt Trustee by the Company for cancellation and by the principal amount of Funded Debt other than Senior Debt Securities, voluntarily retired by the Company, within 120 days after the effective date of the lease, provided that no retirement may be effected by payment on the final maturity date or pursuant to mandatory sinking fund or prepayment provisions. This restriction does not apply, however, to the Company or any Significant
Subsidiary: (i) entering into any transaction not involving a lease with a term of more than five years; (ii) entering into any transaction to the extent the Lien on any such property subject to such sale and leaseback would be permitted under the covenant described above under "Limitation on Liens"; (iii) entering into any transaction for the sale and leaseback of any property in connection with any Tax Reduction Agreement (as defined below); (iv) a sale and leaseback transaction between the Company and a Significant Subsidiary or between Significant Subsidiaries; or (v) entering into any transaction for the sale and leaseback of any property if such lease is entered into within 360 days after the later of the acquisition, completion of construction or commencement of operation of such property.

     Limitation on Funded Debt of Significant Subsidiaries. The Senior Indenture provides that the Company will not permit any Significant Subsidiary
(a) to create, incur, assume or suffer to exist any Funded Debt other than (i) Funded Debt that is or could be secured by a Lien on Principal Property which is permitted under the provision described above under "Limitations on Liens", (ii) Funded Debt owed to the Company or any Subsidiary, (iii) Funded Debt of a corporation which is merged with or into a Significant Subsidiary, (iv) Funded Debt in existence on the date of the Senior Indenture, (v) Funded Debt created in connection with, or with a view to, compliance by a Significant Subsidiary with the requirements of any program adopted by a federal, state or local governmental authority and applicable to such Significant Subsidiary and providing financial or tax benefits to such Significant Subsidiary which are not available directly to the Company, or (vi) extensions, renewals or replacements, in whole or in part, of Funded Debt referred to in clauses (i) through (v) above, or (b) to guarantee any Funded Debt (without duplication) except for (i) guarantees which, on the date of the Senior Indenture, a Significant Subsidiary is obligated to give, (ii) guarantees of Funded Debt permitted under clause (a) of this paragraph, and (iii) guarantees of Funded Debt if, after giving effect thereto, the aggregate amount of all Funded Debt guaranteed by Significant Subsidiaries that would not be permitted but for this clause (iii) does not exceed the aggregate amount of all indebtedness for borrowed money guaranteed by Significant Subsidiaries as of the date of the Senior Indenture. In addition to that permitted in this paragraph, any Significant Subsidiary may create, incur, assume or guarantee the payment of Funded Debt provided that at the time of such creation, incurrence, assumption or guarantee, and after giving effect thereto,
(i) the aggregate principal amount of all Funded Debt of Significant Subsidiaries does not exceed 15% of Consolidated Net Tangible Assets as shown on the most recent consolidated balance sheet of the Company filed with the Commission pursuant to the Exchange Act, or (ii) the Significant Subsidiaries shall have guaranteed the payment of all series of Senior Debt Securities, provided, however, that such guarantee shall rank senior to or pari passu with any such Funded Debt or guarantee thereof.

     Leveraged Transactions. Except for the limitations on liens, sale/leaseback transactions and Funded Debt of Significant Subsidiaries in the Senior Indenture referred to above and on consolidations, mergers or transfers of the Company's assets substantially as an entirety referred to below, the Indentures and the terms of the Debt Securities do not contain any covenants or other provisions designed to afford holders of any Debt Securities protection in the event of a highly leveraged transaction involving the Company.

     Applicability of Covenants. Any series of Senior Debt Securities may provide that any or all of the covenants described above shall not be applicable to the Senior Debt Securities of such series (Section 301). None of these covenants will be applicable to Subordinated Debt Securities.

CERTAIN DEFINITIONS

     Certain terms are defined in the Indenture and are used in this Prospectus as follows:

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, except for (a) notes and loans payable,
(b) current maturities of long-term debt and (c) current maturities of obligations under capital leases, and (ii) goodwill and other intangibles.

     "Funded Debt" means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to unilaterally renew or extend such Indebtedness existing at the time of determination.

     "GAAP" means generally accepted accounting principles which are in effect on the date of the Indenture.

     "Indebtedness" of any Person means, as at any date of determination, all indebtedness for borrowed money (including capitalized lease obligations) of such Person and its consolidated subsidiaries at such date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

     "Lien" means any mortgage, lien, pledge, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever; however, Lien does not include any encumbrance relating to any Tax Reduction Agreement.

     "Permitted Receivables Program" means any agreement of the Company or any of its Subsidiaries providing for sales, transfers or conveyances of accounts receivable purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such accounts receivable (or against any of such seller's Subsidiaries or Affiliates) by way of a guaranty or any other credit support arrangement, with respect to the amount of such accounts receivable (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse for customary representations, warranties, covenants and indemnities as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels.

     "Principal Property" means any manufacturing, processing, distribution, research, research and development, warehousing or principal administration facility (including, without limitation, land, fixtures and equipment) owned or leased by the Company or any Subsidiary (including any of the foregoing acquired or leased after the date of the Indenture) and located within the United States of America, other than any of the foregoing which the Board of Directors of the Company by Board Resolution and in good faith declares, together with all other manufacturing, processing, distribution, research, research and development, warehousing and principal administration facilities (including, without limitation, land, fixtures and equipment) previously so declared, are not of material importance to the business conducted by the Company and its subsidiaries taken as an entirety.

     "Significant Subsidiary" means any wholly owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property, except for a Subsidiary that is principally engaged in a business of financing, or of exporting goods or merchandise from or importing goods or merchandise into the United States.

     "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or unincorporated organization more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries.

     "Synthetic Lease" means any transaction for the lease of property or assets designed to permit the lessee (i) to claim depreciation on such property or assets under U.S. tax laws and (ii) to treat such lease as an operating lease or not to reflect the property or assets on the lessee's balance sheet under GAAP.

     "Tax Reduction Agreement" means any fee-in-lieu-of-tax agreement as permitted under applicable state or municipal law or any other arrangement providing similar benefits or any agreement which is designed to permit the depreciation of the same property to be claimed under the tax laws of two different countries.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge into any other Person or transfer or lease its assets substantially as an entirety to any Person unless any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture, and immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing. The Debt Trustee may receive an Opinion of Counsel as conclusive evidence of compliance with these provisions (Article Eight).

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock or any other security, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or the Company, provisions for adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities, will be set forth in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 305)

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series if other than or in addition to the description below. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant and that, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any paying agent or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Wellman expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary.

     If a Depositary for Debt Securities of a series at any time is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, Wellman will issue Debt Securities of such series in definitive form in exchange for the Global Security representing the Debt Securities of such series. In addition, Wellman may at any time determine not to have any Debt Securities of a series represented by a Global Security, and, in such event, will issue Debt Securities of such series in definitive form in exchange for such Global Security representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of Debt Securities of the series represented by such Global Security in definitive form equal in principal amount to such beneficial interest in such Global Security and to have such Debt Securities registered in its name. Debt Securities of such series so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

GOVERNING LAW

     The Indentures provide that they and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE DEBT TRUSTEE

     The Chase Manhattan Bank is Debt Trustee under the Indentures. The Debt Trustee performs services for the Company in the ordinary course of business.

                          DESCRIPTION OF COMMON STOCK
COMMON STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of 55,000,000 shares of Common Stock, par value $.001 per share, and 5,500,000 shares of Class B Common Stock, par value $.001 per share. As of June 30, 1998, there were 33,768,823 shares of Common Stock outstanding (including 2,500,000 shares held in treasury); no Class B Common Stock is outstanding.

     The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. Each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. The Common Stock does not have cumulative voting rights. The outstanding Common Stock is fully paid and non-assessable and is traded on the New York Stock Exchange.

     Class B Common Stock is identical to Common Stock in all respects except as to voting and conversion rights. The holders of Class B Common Stock are entitled to vote, together with the holders of the Common Stock, voting as a single class, on certain Business Combinations, as described below, and on any matters required to be submitted to a vote of the Company's stockholders, except that they have no right to vote in the election of directors. In accordance with Delaware General Corporation Law, the holders of outstanding Class B Common Stock are entitled to vote as a separate class upon any proposed amendment to the Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers or rights of the shares of such class so as to affect them adversely. The affirmative vote of a majority of the outstanding shares of Class B Common Stock is required to approve any such amendment. Each share of Class B Common Stock is convertible by the holder into one share of Common Stock only in connection with the sale of such share to a purchaser who is not an affiliate of the holder of such share. The Company's Class B Common Stock was originally authorized to provide a non-voting capital stock for certain stockholders that were subject to certain restrictions on their ownership of voting securities. There are no shares of Class B Common Stock outstanding, and the Company has no intention of issuing such shares in the future.

     Continental Stock Transfer & Trust Company is the registrar and transfer agent for the Common Stock.

COMMON STOCK PURCHASE RIGHTS

     In August 1991, the Company adopted a Shareholder Rights Plan under which Common Stock Purchase Rights ("Rights") were distributed as a dividend at the rate of one Right for each share of Common Stock outstanding. The Rights will expire on August 5, 2001, unless earlier redeemed or exchanged. Each Right, which trades automatically with the Common Stock, entitles the holder to purchase one share of Common Stock at an exercise price of $90 per share, subject to adjustment (the "Purchase Price"). The Rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock (an "Acquiring Person") or announces a tender or exchange offer that would result in such person or group owning 20% or more of the Company's Common Stock, unless the Board of Directors determines that a person that has become an Acquiring Person has become such inadvertently and such person promptly diverts a sufficient number of shares of Common Stock so that such person would no longer be an Acquiring Person (the earlier of such dates being called the "Distribution Date").

     In the event any person becomes an Acquiring Person, the Rights would give holders (other than such Acquiring Person and its transferees) the right to buy, for the Purchase Price, Common Stock with a market value of twice the Purchase Price. If, at the time the Rights become exercisable for Common Stock, there is not a sufficient number of shares of Common Stock authorized so as to provide for the exercise of all Rights entitled to be exercised, the Company will be required to substitute cash, property or other securities with a value equal to that of the shares of Common Stock for which the Rights are exercisable, unless the Board is able to cause a sufficient number of shares of Common Stock to be authorized within 90 days after the date the Rights become so exercisable.

     At any time after any person becomes an Acquiring Person, the Board may, at its option and in lieu of any transaction described in the preceding paragraph, exchange the outstanding and exercisable Rights (other than Rights held by such Acquiring Person and its transferees) for shares of Common Stock or Common Stock equivalents at an exchange ratio of one share of Common Stock per Right, subject to certain adjustments.

     In the event of any merger or consolidation involving the Company, or if 50% or more of the Company's assets or earning power is sold or transferred, after the Rights become exercisable, each Right will be converted into the right to purchase, for the Purchase Price, common stock of the acquiring corporation (or its ultimate parent company or other controlling entity) with a market value of twice the Purchase Price.

     The Rights Agreement may be amended or the Rights redeemed by the Board for $.01 (payable in cash or securities) each at any time until there is an Acquiring Person. Thereafter, the Board can amend the Rights Agreement and the terms of the Rights under certain circumstances, but not in any matter that adversely affects the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. The number of outstanding Rights and the one share of Common Stock issuable upon exercise of each Right are also subject to adjustment from time to time to prevent dilution.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued upon exercise of the Rights and, in lieu thereof, a cash payment will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

     The Rights have certain "anti-takeover" effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Rights for shares of Common Stock at one-half the market price), since until such time the Rights generally may be redeemed by the Board at $.01 per Right.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The following summary of certain provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws (the "Amended and Restated By-Laws") does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate of Incorporation and the Amended and Restated By-Laws which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

CERTAIN BUSINESS COMBINATIONS

     Article Seventh to the Company's Restated Certificate of Incorporation governs any proposed "Business Combination" between the Company and/or its subsidiaries and a "Related Person." In addition to the affirmative vote of the requisite number of shares necessary to approve any such Business Combination under the Delaware General Corporation Law, Article Seventh requires the affirmative vote of a majority of the outstanding Capital Stock entitled to vote held by stockholders other than the Related Person and affiliates of the Related Person in order for such Business Combination to be approved. A "Related Person" is defined to include a person, entity or affiliated group of persons or entities that has acquired 40% or more of the Capital Stock of the Company. A "Business Combination" is defined to include mergers, leases, consolidations, sales and exchanges of assets and similar transactions involving the Company or its subsidiaries which amount to 10% or more of the consolidated assets of the Company, including any securities issued by a subsidiary, between the Company (or a subsidiary of the Company) and a Related Person or certain defined parties related to a Related Person. The definition also includes certain other transactions (including reclassifications and recapitalizations) which would have the effect of, directly or indirectly, increasing the Related Persons' proportionate share of Capital Stock in the Company; and complete or partial liquidations, spin-offs, splitoffs, and splitups on which the Related Person and certain defined parties related to a Related Person receive 10% or more of the Company's consolidated assets.

REQUIREMENT TO OFFER TO PURCHASE STOCK OF MINORITY STOCKHOLDERS

     Article Seventh also requires that in the event any person or entity, together with certain defined parties related to such person or entity (a "Control Group"), acquires 75% or more of the Capital Stock of the Company, the Company must offer to purchase for cash all of its outstanding stock (including stock issuable upon the exercise of outstanding options, warrants and rights and upon the conversion of convertible securities) not owned by the Control Group at the highest price per share paid by any member of the Control Group in acquiring any of its holdings. The Company must thereafter purchase all shares as to which such offer is accepted, subject to the Company's right to defer the purchase of such stock until the earliest time thereafter at which such stock can be purchased without violating Section 160 of the Delaware General Corporation Law or the current provisions of any loan agreement or debt instrument which is in effect on the effective date of the Restated Certificate of Incorporation.

CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company (or its majority-owned subsidiaries) for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is approved by the Company's Board of Directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a Person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

                       DESCRIPTION OF SECURITIES WARRANTS


     The Company may issue Securities Warrants for the purchase of Debt Securities or Common Stock. Securities Warrants may be issued independently or together with Debt Securities or shares of Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or shares of Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and Continental Stock Transfer & Trust Company or another bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following is a summary of the material provisions of the Securities Warrants. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.


     Reference is made to the Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby for the terms of such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Securities Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;
(ii) the number of shares of Common Stock purchasable upon the exercise of Securities Warrants to purchase Common Stock and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (iv) U.S. federal income tax consequences applicable to such Securities Warrants; and (v) any other terms of such Securities Warrants. Securities Warrants for the purchase of Common Stock will be offered and exercisable for U.S. dollars only. Securities Warrants will be issued in registered form only. The exercise price for Securities Warrants will be subject to adjustment in accordance with the Applicable Prospectus Supplement.

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

     Prior to the exercise of any Securities Warrants to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Common Stock, holders of such Securities Warrants will not have any rights of holders of the Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the

Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Offered Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Applicable Prospectus Supplement.

     In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto.

     Some or all of the Offered Securities may be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

     Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for the Company in the ordinary course of business.

                         VALIDITY OF OFFERED SECURITIES

     The validity of the Offered Securities will be passed upon for the Company by Edwards & Angell, LLP, Short Hills, New Jersey, and for any underwriters by Sullivan & Cromwell, New York, New York. David K. Duffell, Secretary of the Company, is a partner of Edwards & Angell, LLP.

                                    EXPERTS

     The consolidated financial statements (including the related financial statement schedules) of Wellman, Inc. appearing in Wellman, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which is based in part on the report dated January 29, 1998 of KPMG, independent auditors, on the consolidated financial statements of Wellman International Limited and subsidiaries for the year ended December 31, 1997. Such consolidated financial statements of Wellman, Inc. are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

S.E.C. Registration Fee.....................................  $118,000
Legal Fees and Expenses.....................................    70,000
Accounting Fees and Expenses................................    50,000
Trustee's Fees and Expenses.................................    10,000
Rating Agency Fees..........................................   175,000
Blue Sky Fees and Expenses..................................     2,500
Printing and Engraving Fees.................................    35,000
Miscellaneous...............................................    14,500
                                                              --------
                                                              $475,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware reads as follows:

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligations to advance expenses (including attorneys' fees).

     Article 7 of the Registrant's Restated By-Laws provides as follows:

          (a) Right to Indemnification. Each person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with any action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

          (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standards of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant had not met such applicable standards of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standards of conduct.

          (c) Non-Exclusivity of Rights. The rights conferred on any person by paragraphs (a) and (b) shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Article Eighth of Registrant's Restated Certificate of Incorporation provides as follows:

          The Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware and the Corporation's by-laws.

     Article Eleventh of Registrant's Restated Certificate of Incorporation provides as follows:

          No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, and (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS.


  *1.1     Form of Underwriting Agreement for the Senior Debt
           Securities and the Subordinated Debt Securities
  *1.2     Form of Underwriting Agreement for the Common Stock
  +4.1     Senior Trust Indenture dated as of July 31, 1998 between
           Wellman, Inc. and The Chase Manhattan Bank
  +4.2     Subordinated Trust Indenture dated as of July 31, 1998,
           between Wellman, Inc. and The Chase Manhattan Bank
  *4.3     Form of Note for Senior Debt Securities
  *4.4     Form of Note for Subordinated Debt Securities
  +4.5     Restated Certificate of Incorporation (Exhibit 3.1 of the
           Company's Registration Statement on Form S-1, File No.
           33-13458, refiled as Exhibit 3(a)(1) of the Company's Form
           10-K for the year ended December 31, 1993, incorporated by reference herein)
  +4.6     Certificate of Amendment to Restated Certificate of
           Incorporation (Exhibit 3(a)(2) of the Company's Registration
           Statement on Form S-4, File No. 33-31043, refiled as Exhibit
           3(a)(2) of the Company's Form 10-K for the year ended
           December 31, 1993, incorporated by reference herein)
  +4.7     Certification of Amendment to Restated Certificate of
           Incorporation (Exhibit 28 of the Company's Registration
           Statement on Form S-8, File No. 33-38491, refiled as Exhibit
           3(a)(3) of the Company's Form 10-K for the year ended
           December 31, 1993, incorporated by reference herein)
  +4.8     Certificate of Amendment to Restated Certificate of
           Incorporation (Exhibit 3(c)(4) of the Company's Form 10-K
           for the year ended December 31, 1993 incorporated by
           reference herein)
  +4.9     By-Laws, as amended (Exhibit 3(b) of the Company's Form 10-K for the year ended December 31, 1993 incorporated by
           reference herein)
  +4.10    Rights Agreement dated as of August 6, 1991 between the
           Company and First Chicago Trust Company of New York, as
           Rights Agent (Exhibit 1 of the Company's Form 8-K dated as of August 6, 1991 incorporated by reference herein)

    +4.11  Amendment to Rights Agreement dated February 26, 1996 between the Company and Continental Stock Transfer and Trust Company (Exhibit 4.1 of the Company's Form 8-K dated February 28, 1996 incorporated by reference herein)
    *4.12  Form of Warrant Agreement for Common Stock
    *4.13  Form of Warrant Agreement for Debt Securities
     5.1   Opinion of Edwards & Angell, LLP with respect to the validity of the Offered Securities
   +12.1   Computation of ratio of earnings to fixed charges
    23.1   Consent of Ernst & Young LLP
    23.2   Consent of KPMG
    23.3   Consent of Edwards & Angell, LLP (included in Exhibit 5.1)
   +24.1   Power of Attorney (included on signature page)
   +25.1   Statement of Eligibility of The Chase Manhattan Bank for Senior Debt Securities
   +25.2   Statement of Eligibility of The Chase Manhattan Bank for Subordinated Debt Securities


---------------

* To be filed either by amendment or as an exhibit to an Exchange Act report and incorporated herein by reference.
+ Previously filed.

ITEM 17.  UNDERTAKINGS.

     (A) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Wellman, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shrewsbury, State of New Jersey, on the 6th day of October, 1998.


                                          WELLMAN, INC.

                                          By       /s/ THOMAS M. DUFF
                                            ------------------------------------
                                                       THOMAS M. DUFF


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below on October 6, 1998 by the following persons in the capacities indicated.


                     SIGNATURE                                               CAPACITY
                     ---------                                               --------

                /s/ THOMAS M. DUFF                           Chief Executive Officer (Principal
---------------------------------------------------          Executive Officer) and Director
                  THOMAS M. DUFF

               /s/ KEITH R. PHILLIPS                         Chief Financial Officer (Principal
---------------------------------------------------          Financial Officer)
                 KEITH R. PHILLIPS

*                                                            Controller (Principal Accounting Officer)
---------------------------------------------------
MARK J. ROSENBLUM

*                                                            Director
---------------------------------------------------
JAMES B. BAKER

*                                                            Director
---------------------------------------------------
CLIFFORD J. CHRISTENSON

*                                                            Director
---------------------------------------------------
ALLAN R. DRAGONE

*                                                            Director
---------------------------------------------------
RICHARD F. HEITMILLER

*                                                            Director
---------------------------------------------------
JONATHAN M. NELSON

*                                                            Director
---------------------------------------------------
JAMES E. ROGERS

*                                                            Director
---------------------------------------------------
RAYMOND C. TOWER

*                                                            Director
---------------------------------------------------
ROGER A. VANDENBERG

             *By /s/ KEITH R. PHILLIPS
   ---------------------------------------------
                KEITH R. PHILLIPS,
                 ATTORNEY-IN-FACT

                                 EXHIBIT INDEX



  *1.1     Form of Underwriting Agreement for the Senior Debt
           Securities and the Subordinated Debt Securities
  *1.2     Form of Underwriting Agreement for the Common Stock
  +4.1     Senior Trust Indenture dated as of July 31, 1998 between
           Wellman, Inc. and The Chase Manhattan Bank
  +4.2     Subordinated Trust Indenture dated as of July 31, 1998,
           between Wellman, Inc. and The Chase Manhattan Bank
  *4.3     Form of Note for Senior Debt Securities
  *4.4     Form of Note for Subordinated Debt Securities
  +4.5     Restated Certificate of Incorporation (Exhibit 3.1 of the
           Company's Registration Statement on Form S-1, File No.
           33-13458, refiled as Exhibit 3(a)(1) of the Company's Form
           10-K for the year ended December 31, 1993, incorporated by reference herein)
  +4.6     Certificate of Amendment to Restated Certificate of
           Incorporation (Exhibit 3(a)(2) of the Company's Registration
           Statement on Form S-4, File No. 33-31043, refiled as Exhibit
           3(a)(2) of the Company's Form 10-K for the year ended
           December 31, 1993, incorporated by reference herein)
  +4.7     Certification of Amendment to Restated Certificate of
           Incorporation (Exhibit 28 of the Company's Registration
           Statement on Form S-8, File No. 33-38491, refiled as Exhibit
           3(a)(3) of the Company's Form 10-K for the year ended
           December 31, 1993, incorporated by reference herein)
  +4.8     Certificate of Amendment to Restated Certificate of
           Incorporation (Exhibit 3(c)(4) of the Company's Form 10-K
           for the year ended December 31, 1993 incorporated by
           reference herein)
  +4.9     By-Laws, as amended (Exhibit 3(b) of the Company's Form 10-K for the year ended December 31, 1993 incorporated by
           reference herein)
  +4.10    Rights Agreement dated as of August 6, 1991 between the
           Company and First Chicago Trust Company of New York, as
           Rights Agent (Exhibit 1 of the Company's Form 8-K dated as of August 6, 1991 incorporated by reference herein)
  +4.11    Amendment to Rights Agreement dated February 26, 1996
           between the Company and Continental Stock Transfer and Trust
           Company (Exhibit 4.1 of the Company's Form 8-K dated
           February 28, 1996 incorporated by reference herein)
  *4.12    Form of Warrant Agreement for Common Stock
  *4.13    Form of Warrant Agreement for Debt Securities
   5.1     Opinion of Edwards & Angell, LLP with respect to the
           validity of the Offered Securities
 +12.1     Computation of ratio of earnings to fixed charges
  23.1     Consent of Ernst & Young LLP
  23.2     Consent of KPMG
  23.3     Consent of Edwards & Angell, LLP (included in Exhibit 5.1)
 +24.1     Power of Attorney (included on signature page)
 +25.1     Statement of Eligibility of The Chase Manhattan Bank for
           Senior Debt Securities
 +25.2     Statement of Eligibility of The Chase Manhattan Bank for
           Subordinated Debt Securities


---------------

* To be filed either by amendment or as an exhibit to an Exchange Act report and incorporated herein by reference.
+ Previously filed.